Exhibit 10.10

KEY EXECUTIVE SHORT-TERM INCENTIVE
COMPENSATION PLAN
(As amended effective January 1, 2006)

THE McGRAW-HILL COMPANIES, INC.
KEY EXECUTIVE SHORT-TERM INCENTIVE COMPENSATION PLAN
     The McGraw-Hill Companies, Inc. (“McGraw-Hill”), a corporation existing under the laws of the State of New York, hereby establishes and adopts the following Key Executive Short-Term Incentive Compensation Plan (the “Plan”) to provide annual incentive awards to key employees of the Company, including, in the case of executive officers and certain other key executives of the Company, awards which are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Plan is an amendment and restatement as of January 1, 2005, of the prior McGraw-Hill 1996 Key Executive Short-Term Incentive Plan.
1.	PURPOSES OF THE PLAN
     The purposes of the Plan are to provide the opportunity for incentives and financial rewards to key employees of the Company designated by the Committee, who, because of the extent of their responsibilities, can make significant contributions to the Company’s performance by their ability, industry, loyalty, leadership and individual achievement. Providing recognition and financial rewards to such individuals based on the performance of the Company and their contributions will advance the interests of McGraw-Hill and its shareholders and will assist the Company in attracting and retaining management of the highest caliber and ability.
2.	DEFINITIONS
     2.1 “Award” means, subject to Section 5, the right granted to a Participant for a Year to receive an Award Payment from the Pool in which the Participant is participating for such Year based on the attainment of the Performance Objectives for the Pool, the attainment of the Participant’s Individual Performance Criteria and such other subjective or objective factors as the Committee may determine.
     2.2 “Award Payment” means the amount paid to a Participant for a given year in respect of an Award.
     2.3 “Beneficiary” shall mean a Participant’s beneficiary designated on a beneficiary designation form approved by and provided to the Company or, if no such designation is made, the Participant’s estate.
     2.4 “Board” means the Board of Directors of McGraw-Hill.
     2.5 “Cause” means the Participant’s misconduct in respect of his or her obligations to the Company or other acts of misconduct by the Participant occurring during the course of his or her employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided that in no event shall unsatisfactory job performance alone be deemed to be Cause; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for Cause.

     2.6 “Change in Control” has the meaning set forth in Section 4.7(c) below.
     2.7 “Change-in-Control Award Payment” means the pro rata portion, based on the portion of the Year elapsed at the Change-in-Control Effective Date, of the average of, for each of the preceding three Years, the Participant’s Award Payment or, for any such Year in which the Participant did not participate in the Plan, the actual amount paid to the Participant under any other short-term incentive plan of the Company. For purposes of determining a Participant’s Change-in-Control Award Payment, if the Participant did not participate in a short-term incentive plan of the Company during one or more of the preceding three Years, such average shall be deemed to be equal to the Participant’s Award Payment (or other short-term incentive award payment) or the average of the Participant’s Award Payments (or other payments), as applicable, for such Year or Years in which the Participant participated in the Plan (or other short-term incentive award plan). If any such Award Payment (or other short-term incentive award payment) was reduced because the Participant commenced employment with the Company after the start of the applicable Year, then the amount of such Award Payment (or other payment) shall be annualized for purposes of determining such average. If the Participant did not participate in a short-term incentive plan of the Company during the preceding three Years, then the Participant’s Change-in-Control Award Payment shall be equal to (x) the Participant’s annual base salary, multiplied by (y) the average of the Change-in-Control Award Payments to be paid to the other Participants at the same grade level and in a similar business unit as the Participant (or, in the case of a Covered Participant, the other Covered Participants) as a result of the Change in Control, divided by (z) the average of such other Participants’ (or Covered Participants’) annual base salaries.
     2.8 “Change-in-Control Effective Date” has the meaning set forth in Section 4.7(a) below.
     2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and the applicable rules and regulations thereunder.
     2.10 “Covered Award” means an Award to a Covered Participant which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.
     2.11 “Covered Participant” has the meaning set forth in Section 5.1 below.
     2.12 “Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to satisfying the requirements of Section 162(m)(4)(C) of the Code and the listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members. As used in the Plan, where applicable, the term “Committee” also shall mean one or more officers or employees, or committees thereof, to which the Committee has delegated the authority to take actions on its behalf pursuant to Section 3.2(c) below.
     2.13 “Company” means McGraw-Hill and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests of such entities are owned directly or indirectly by McGraw-Hill.
     2.14 “Corporate Transaction” has the meaning set forth in Section 4.7(c)(iii) below.

     2.15 “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan in effect for the Participant at the time the Participant becomes disabled.
     2.16 “Early Retirement” means, with the approval of the Committee, termination of a Participant’s employment under the applicable retirement plan of McGraw-Hill; provided that the Participant is age 55 or older with at least 10 years of service and is eligible to receive a Company pension benefit payable upon termination.
     2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, and the applicable rules and regulations thereunder.
     2.18 “Individual Performance Criteria” means financial or non-financial performance criteria (which may include the Performance Objectives for the Pool applicable to the Participant’s Award) to be achieved during a Year and upon which the amount of Participants’ Award Payments shall be based. “Individual Performance Criteria” may include objective and subjective determinations of individual performance for a Year (which may include the results of a Participant’s individual performance evaluation by the Company for the Year).
     2.19 “Net Income” means the Company’s after-tax income as reported on a consolidated basis in the Company’s audited financial statements for the applicable Year. Net Income shall be adjusted to eliminate the effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, the unbudgeted current Year impact and cumulative effect of accounting changes, the unbudgeted loss or expense impact of any acquisition or divestiture made during the Year, and any direct or indirect change in the Federal corporate tax law or rate affecting the Year, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission.
     2.20 “Normal Retirement” means termination of employment from the Company on or after age 65.
     2.21 “Outstanding Common Stock” has the meaning set forth in Section 4.7(c)(i) below.
     2.22 “Outstanding Voting Securities” has the meaning set forth in Section 4.7(c)(i) below.
     2.23 “Participant” has the meaning set forth in Section 3.1 below.
     2.24 “Performance Objectives” means financial or non-financial performance objectives to be achieved during a Year and upon which the actual amount of each Pool shall be based.
     2.25 “Person” has the meaning set forth in Section 4.7(c)(i) below.
     2.26 “Pool” means the amount allocated for payment of Awards in any Year, based on achievement of the applicable Performance Objectives during such Year. The Committee may establish, for any year: (i) one Pool for the Company; (ii) separate Pools for each segment or for some or all of the business units within a segment of the Company; or (iii) one or more Pools based on such organizational and other factors as the Committee shall deem relevant.

     2.27 “Retirement” means Early Retirement or Normal Retirement.
     2.28 “Termination Award Payment” means a pro rata Award Payment for the portion of the Year during which the Participant was employed by the Company and participating in the Plan, based on achievement for the Year of the Performance Objectives for the Pool applicable to the Participant’s Award, at the midpoint of the applicable payment range for performance of the Individual Performance Criteria under the Award that fully meets expectations.
     The foregoing notwithstanding, in the event the achievement for the Year of the Performance Objectives for the Pool applicable to the Participant’s Award exceeds one hundred percent, such achievement shall for purposes of said payment to such Participant be deemed to be one hundred percent.
     2.29 “Year” means a calendar year, or a fiscal year of McGraw-Hill if other than a calendar year.
3.	ELIGIBILITY AND ADMINISTRATION
     3.1. Eligibility. The individuals entitled to participate in the Plan shall be those key employees of the Company (excluding employees participating for the Year in any other short-term incentive plan of the Company) who are selected by the Committee to receive an Award for the Year (each, a “Participant”).
     3.2. Administration. (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board: (i) the Committee may from time to time establish rules for the administration of the Plan; (ii) the Committee shall have discretionary authority to determine the degree of attainment of Performance Objectives and satisfaction of Individual Performance Criteria, the actual amount of each Pool and the amount of the Award Payment for each Participant in respect of a Year, including, without limitation, the authority to make factual determinations, to construe and interpret the Plan and any instrument or agreement entered into in connection with the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, and to decide all matters arising thereunder or in connection with the administration of the Plan; and (iii) the decisions of the Committee, to the extent permitted by law, shall be final, conclusive and binding on all persons, including the Company and any Participant, having or claiming to have any right or interest in or under the Plan or any Award.
     (b) In addition, subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to do the following: (i) select the Participants for each Year; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be made; (iv) determine the total amount of Awards to be granted to Participants in respect of a Year; (v) establish and to determine the target amount of each Pool and the applicable Performance Objectives for such Pool; (vi) establish Individual Performance Criteria, as applicable, for each Award; (vii) certify the Award Payment in respect of Covered Awards; (viii) determine the form of Award Payments and whether any portion of an Award Payment shall be mandatorily or may be voluntarily deferred by Participants; (ix) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee in its sole discretion has the authority to effect adjustments from time to time in connection with determining the degree of achievement of financial objectives (except in the case of the determination of Net Income under Covered Awards), and to make any other determinations, as it deems equitable, fair or advisable for the purpose of ascertaining the amount of Award Payments.
     (c) To the extent not inconsistent with applicable law, Section 162(m)(4)(c) of the Code and the listing requirements of the New York Stock Exchange, the Committee may delegate to one or more officers or employees of the Company, or one or more committees thereof, the authority to take actions on its behalf pursuant to the Plan; provided, however, that the Committee may not delegate its authority with respect to Section 4.7, Section 5, Section 6.1 or Section 6.2 below, or in respect of a Covered Award, and that a person to whom such authority is delegated may not further delegate such authority unless specifically authorized by the Committee.
     (d) To the extent permitted by law, the Committee and each member of the Committee and any officer or employee or committee thereof to whom responsibilities have been delegated under the Plan shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
4.	AWARDS
     4.1. Pool. At or near the start of the applicable Year, the Committee shall: (i) determine the number of Pools and target amount of each Pool for the Year; (ii) specify the relevant Performance Objectives and the methodology to determine the actual amount of each Pool; and (iii) identify the Participants eligible to receive a share of each Pool and, if applicable, specify the Individual Performance Criteria under their Awards. During the applicable Year, the Committee shall have discretion to adjust the target or actual amount of each Pool to reflect changes in the employment status of Participants during the Year and to adjust the actual amount of one or more Pools to take account of Award Payments in respect of Covered Awards allocative to such Pool.
     4.2. Notice. The Committee shall determine for each Year the time and manner of notice to Participants of Awards.
     4.3. Payment. As soon as reasonably practicable following the conclusion of each Year, the Committee shall determine the actual amount of each Pool, based on the attainment of the applicable Performance Objectives for such Year, and shall determine each Participant’s share in the applicable Pool based on the terms of the Participant’s Award and the Participant’s attainment of the applicable Individual Performance Criteria for the Year. Each Award Payment shall, subject to any deferral required or permitted by the Committee, be paid to the Participant in cash, stock awards under a shareholder-approved stock plan of the Company, or any combination thereof at such time as is determined by the Committee in its sole discretion following the end of the applicable Year, but no more than 90 days following the date of the report of McGraw-Hill’s independent auditors certifying McGraw-Hill’s financial statements for the Year.
     4.4. Performance Measures. Performance Objectives may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives. If more than one Pool is established for a Year, such Pools may have the same or different Performance Objectives. Individual Performance Criteria may consist of financial objectives, non-financial objectives or a combination of financial and non-financial objectives and may include objective and subjective measures of individual performance, including the results of a Participant’s individual performance evaluation by the Company. Except in the case of the determination of Net Income under Covered Awards, the Committee in its sole discretion shall have the authority to alter or adjust financial objectives during the course of any Year, or to alter or adjust the financial results otherwise reported or achieved by McGraw-Hill during such Year, if it is deemed appropriate to do so.
     4.5. Termination of Employment. (a) If a Participant’s employment with the Company terminates during any Year because of death, Disability, Retirement or termination by the Company other than for Cause, the Participant (or the Participant’s Beneficiary), subject to the Participant executing a general release of claims against the Company in a form reasonably satisfactory to the Company, shall receive a Termination Award Payment for the portion of the Year during which the Participant was employed by the Company and participating in the Plan. Unless the Committee specifies an earlier payment date, such Termination Award Payment shall be made at the time that Award Payments for the applicable Year are made to other Participants.
     (b) A Participant whose employment with the Company terminates during a Year or prior to the payment date for Cause, or who voluntarily resigns during a Year or prior to the payment date, shall not be eligible for any payment under the Plan for such Year. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company. A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of the Plan, and may warrant a full Award Payment or Termination Award Payment as determined by the Committee.
     4.6. Transfer. If a Participant is transferred within the Company during any Year to a position that is not considered as eligible for participation in the Plan, the Committee may, in its sole and absolute discretion, authorize a Termination Award Payment to the Participant, based on the portion of the Year during which the Participant was participating in the Plan, and the degree to which during the Year the applicable Performance Objectives and Individual Performance Criteria were achieved during the Year.
     4.7. Change in Control. In the event of a Change in Control, then:
     (a) Immediately after such event becomes effective (the “Change-in-Control Effective Date”), the Company shall pay to each Participant for the Year in which the Change in Control occurs a Change-in-Control Award Payment for the portion of the Year elapsed to the Change-in-Control Effective Date, and shall have no further obligation under the Participant’s Award with respect to the Year. If the Committee so determines, the Company may also pay to each Participant an additional amount, if any, to reflect the achievement during the portion of the Year elapsed to the Change-in-Control Effective Date of the Performance Objectives for the Pool applicable to the Participant’s Award and of the Individual Performance Criteria under the Award.
     (b) The reasonable legal fees incurred by any Participant to enforce his/her valid rights under this Section 4.7 shall be reimbursed by McGraw-Hill, in addition to sums otherwise due under the Plan, whether or not the Participant is successful in enforcing his/her rights or whether or not the matter is settled. Such reimbursement shall be made on a “pay-as-you-go” basis, as soon as practicable after presentation to McGraw-Hill of any periodic statements for such fees.
     (c) “Change in Control” means any of the following events:
     (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a

“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of McGraw-Hill (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of McGraw-Hill entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from McGraw-Hill, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from McGraw-Hill; (B) any acquisition by McGraw-Hill; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by McGraw-Hill or any entity controlled by McGraw-Hill; or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or
     (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by McGraw-Hill’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of McGraw-Hill (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns McGraw-Hill or all or substantially all of McGraw-Hill’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (2) no Person (other than the McGraw-Hill, any employee benefit plan (or related trust) of McGraw-Hill or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the shareholders of McGraw-Hill of a complete liquidation or dissolution of McGraw-Hill.

5.	COVERED AWARDS
     5.1. Covered Participants. No later than 90 days after the commencement of each Year, the Committee shall, in writing: (i) designate the Participants to receive a Covered Award for the Year (“Covered Participants”); and (ii) notify each Covered Participant of his or her Covered Award for the Year. The Committee shall designate as Covered Participants the Participants who are executive officers of the Company and the other Participants who are expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the Year in which McGraw-Hill would become entitled to take a compensation deduction as a result of the Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).
     5.2. Covered Award. For each Year, a Covered Award shall consist of 0.7% of Net Income for the Year in the case of the Chief Executive Officer of McGraw-Hill and 0.5% of Net Income for the Year in the case of each other Covered Participant.
     5.3. Award Payment. The Award Payment in respect of each Covered Award shall be an amount equal to or less than such percentage of Net Income, as determined by the Committee in its sole discretion. In the exercise of such discretion, the Committee may take into account the Award Payment that the Covered Participant would have received had the Covered Participant participated in a specified Pool for the Year, and may reduce the actual amount of such Pool by reference to the Award Payment made to the Covered Participant for the Year. Notwithstanding anything to the contrary in the Plan, however, the Committee shall not have any discretion or authority to increase the Award Payment payable under a Covered Award.
     5.4. Certification. As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, the achievement of Net Income and the amount of the Award Payment in respect of each Covered Award for the Year.
6.	MISCELLANEOUS
     6.1 Amendment and Termination of the Plan. The Committee or the Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and to the listing requirements of the New York Stock Exchange; provided, however, that Section 4.7 above, as it applies to any Change in Control, may not be amended following that Change in Control, nor may it be amended in anticipation of a Change in Control, in either case, in a manner adverse to any Participant without the Participant’s express written consent.
     6.2 Section 162(m) of the Code. Unless otherwise determined by the Committee, or expressly provided herein, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum deductibility by the Company of the payment of Covered Awards.
     6.3 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award Payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required or to satisfy any other payment obligation to the Company, the Company shall, to the extent permitted by law, have the right to deduct any such amounts from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding or other obligations.
     6.4 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
     6.5 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as specifically provided under the applicable plan or as may otherwise be determined by the Committee or by the Board.
     6.6 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
     6.7 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
     6.8 Effective Date of Plan. The Plan shall be effective as of January 1, 2005, upon the approval of the Plan by McGraw-Hill’s shareholders at the 2005 annual meeting. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.
     6.9 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York.